FOR:	PW Eagle, Inc.
1550 Valley River Drive
Eugene, OR 97440
(Nasdaq-NMS: "PWEI")

CONTACT:	Scott Long
Chief Financial Officer, PW Eagle, Inc.

PW Eagle Declares Quarterly Dividend

Eugene OR -- September 21, 2006 - PW Eagle, Inc. (Nasdaq: PWEI) announced today that the Company's Board of Directors declared a quarterly dividend of 7.5 cents per share, payable October 10, 2006 to all common shareholders of record on October 2, 2006. The Board's Strategic Committee, which previously announced commencement of the Company's share repurchase program authorized in June 2006, continues to evaluate and explore strategic alternatives, including return of capital to shareholders, a potential sale of the company, acquisitions, product diversification and other actions designed to maximize shareholder value. Future declarations of quarterly dividends and the establishment of future record and payment dates are subject to the final determination of the Company's Board of Directors.

PW Eagle, Inc. is a leading extruder of PVC pipe products and its wholly-owned subsidiary, USPoly Company, LLC, is a leading manufacturer of PE pipe and fittings. Together they operate twelve manufacturing facilities across the United States. PW Eagle's common stock is traded on the Nasdaq Global Market under the symbol "PWEI".

Forward-Looking Statements

Statements that PW Eagle, Inc. may publish, including those in this announcement that are not strictly historical are "forward-looking" statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made in this press release, which relate to the payment of future cash dividends, involve known and unknown risks and uncertainties that may cause the actual results to differ materially from those expected and stated in this announcement. Actual results could differ if the economy, and particularly the segments of the economy that impact the Company's business, does not grow and perform at least as well as forecast. In addition, actual results could differ as a result of: (i) a slowdown in the United States economy; (ii) the failure of the Gross Domestic Product to improve during the next fiscal year and thereafter; (iii) an increase in interest rates; (iv) a decline in the construction of commercial and residential building; (v) a fluctuation in raw material prices; (vi) our ability to pass through any raw material price increases to our customers and (vii) a greater supply of PVC and PE pipe than market demand for such products caused by cyclical fluctuations in the supply and demand for pipe. It is not possible to foresee or identify all factors that could cause actual results to differ from expected or historical results. As such, you should not consider any list of such factors to be an exhaustive statement of all risks, uncertainties or potential inaccurate assumptions. We undertake no obligation to update "forward-looking" statements.

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